Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA	NEWS RELEASE

Allied Nevada Reports Preliminary First Quarter 2013 Operational Results

Conference Call With Management on Tuesday, April 9, 2013

April 8, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, “we”, “our” or the “Company”) (TSX and NYSE MKT:ANV) reports preliminary first quarter 2013 operational results. Hycroft continues to demonstrate an exemplary track record in the health and safety departments with no lost time accidents or reportable environmental incidents in the first quarter of 2013. In the first quarter of 2013, we placed 9.6 million tons of ore on the leach pads at average grades of 0.011 ounces per ton gold and 0.142 ounces per ton silver, containing approximately 106,473 ounces of gold and approximately 1,359,467 ounces of silver, as per expectation. Mined grades are planned to increase into the second half of the year. Metal produced in the first quarter of 2013 was 38,019 ounces of gold and 188,000 ounces of silver and we sold 27,256 ounces of gold and 174,766 ounces of silver. In addition to planned sales in the second quarter of 2013, we currently expect to sell approximately 7,200 ounces of gold and 43,200 ounces of silver in the second quarter which remained in precipitate at the end of the first quarter of 2013 due to retort capacity limitations. With the successful commissioning of a second retort during the first quarter, we are now able to process all of the precipitate generated from our Merrill-Crowe plant.

Flow rates to the leach pads have increased through the first quarter of 2013 from 9,800 gallons per minute to 13,000 gallons per minute, and we currently expect to increase that flow rate further in the next month as planned ore deliveries increase and in preparation for the start-up of the North Leach Pad. Currently 10,600 gallons per minute of pregnant solution at average grades of 0.01 ounces per ton of gold are being processed through the plants. This increase is due to the commissioning of the new carbon columns. We believe we are on track to meet previously disclosed six month production guidance of 90,000 to 100,000 ounces of gold.

“Clearly Allied Nevada has underperformed and this unacceptable performance is the result of unsatisfactory execution of the mine plan under previous leadership. This lack of acceptable execution does not imply that the orebody has deficiencies nor does it suggest that our overall business plan is flawed. As we indicate in this press release, guidance remains unchanged. The mine is starting to perform as it should and we currently believe that it will continue to do so,” commented Bob Buchan, Chairman, President and CEO of Allied Nevada. “We also remain committed to completing our expansion on time and on budget. So far (58% financially completed) we are doing that. Allied currently has an excellent team in place to meet production expectations and is positioned to build one of the largest mining operations in the state of Nevada. I am committed to ensuring that they have the resources they need to do their jobs. While I believe that it will take some time for these improvements to rebuild investor confidence, I am optimistic that they will.”

Hycroft expansion update

The capital cost estimate for the expansion project remains at $1.24 billion. To date, we have purchased or have fixed contracts in place for approximately $720 million, or 58% of the total capital budget. Management continues to believe that the remaining capital to be committed of $523 million is sufficient to complete our expansion project within our estimate of $1.2 billion, with start-up in the first quarter of 2015.

Foundation construction for the primary, secondary and tertiary crushers is progressing as planned and we expect to begin installing major crusher components by the end of the second quarter of 2013. Plastic liner installation on the lower cells of the north leach pad is progressing well and over-liner material has begun to be placed on certain of those cells. The first of three 73 cubic-yard wire rope shovels is being erected and is expected to be operational in May 2013, ahead of schedule. Major components of the second wire rope shovel have begun arriving on-site and it is expected to be operational in the third quarter of 2013. We plan to issue bid packages for the mill construction in the second quarter of 2013 and to begin mobilization for prime construction in July 2013. Bids to install the mill sub-foundation are currently being evaluated and neat line excavation for the foundations has commenced. We are on track to meet commissioning deadlines for the north leach pad (late second quarter 2013), Merrill-Crowe plant (third quarter of 2013) and gyratory crusher (mid-third quarter 2013). The additional capacity of the new Merrill-Crowe plant is currently expected to bring total solution processing capacity to 33,000 gallons per minute.

We recently announced that Bob Buchan, who has been Chairman of the Board since inception of the Company, has also assumed the roles of President and CEO. In addition, we are also strengthening the operating team at Hycroft with the appointments of Carl Waggoner, who has joined as Operations Manager and Darren Tinney who will assume the Process Manager position. Along with Randy Buffington (EVP & COO), these highly qualified individuals will lead the operating team as we continue to expand current operations and construct and operate the milling complex. Carl has more than thirty years of experience in mining and joins us most recently from his position of General Manager at Coeur d’Alene Mining’s Rochester mine in Nevada. Prior to that, he served as Manager of Construction and Engineering at Barrick’s Turquoise Ridge Joint Venture operation in Nevada and earlier worked at BHP Copper, Komatsu, Asarco and Fluor. Darren has over twenty years of practical mineral processing experience in: health, safety and environmental risk management; facility design, startup and operations; strategic planning and execution; and operations team building. Darren has extensive experience in every aspect of the Hycroft Process Division expansion, including crushing, SAG mill/ball mill grinding, cyanide leaching and carbon adsorption, flotation and regrinding, heap leach and tailings facility management. Relevant startup experience includes Barrick’s Bald Mountain mine expansion, BHP Escondida’s Phase IV Concentrator, and Brunswick Mine’s AG/SAG mill expansion. Darren joins us from Barrick Gold Corporation, where he served as Process Superintendent at their Hemlo, Goldstrike and Bald Mountain mines.

We expect to issue full first quarter 2013 financial results during the week of May 6, 2013 and will hold our Annual Meeting at the Design Exchange in Toronto on May 2, 2013.

On Tuesday, April 9, 2013 at 9:00 am PT (noon ET), Bob Buchan, Steve Jones – EVP & CFO and Randy Buffington will hold an open conference call in which they will discuss recent announcement by the Company, which will be followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4860

Outside of Canada & US – 1-416-644-3416

Replay (available until April 23, 2013):

Access code: 4613256#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

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For further information on Allied Nevada, please contact:

Bob Buchan	Tracey Thom
Chairman, President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding expected solution processing rates, flow rates, production rates, gold and silver sales; construction and implementation of equipment and the timing thereof; the results and indications of exploration drilling currently underway at Hycroft; delays in processing gold and silver, the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades and recovery rates; anticipated costs, project economics, the realization of expansion and construction activities and the budgeting and timing thereof and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) which may be obtained from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by Dan Moore, Vice President, Technical Services for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For additional quality assurance program and the quality control measures applied, as well as other relevant technical information in respect of the Hycroft mine, please refer to our technical report entitled “Technical Report - Allied Nevada Gold Corp. - Hycroft Mine, Winnemucca, Nevada, USA”, dated March 6, 2013, which is available on SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press release), such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from our website or the SEC website at http://www.sec.gov/edgar.shtml.

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